UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 21, 2009

Date of earliest event reported: August 20, 2009

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	1-33039	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 19 Ardee Business Park

Hale Street

Ardee, Co. Louth, Ireland

(Address of principal executive offices, including zip code)

+353 41 685 6983

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

COMPLETION OF THE TRANSACTION

On August 14, 2009, the Supreme Court of Bermuda sanctioned the scheme of arrangement between Warner Chilcott Limited and its shareholders (the “Scheme of Arrangement”) the purpose of which was to effect a transaction (the “Transaction”) pursuant to which each shareholder of Warner Chilcott Limited Class A common shares, par value $0.01 per share, received ordinary shares, par value $0.01 per share, of Warner Chilcott plc on a one-for-one basis. The Scheme of Arrangement became effective upon the filing of the court order sanctioning the Scheme of Arrangement with the Bermuda Registrar of Companies on August 20, 2009. As a result of the Transaction, Warner Chilcott Limited became a wholly owned subsidiary of Warner Chilcott plc, a newly formed public limited company organized in, and a tax resident of, Ireland.

At 7:30 p.m., New York Time, on August 20, 2009 (the “Transaction Time”), the following steps occurred effectively simultaneously:

1.	all previously outstanding Class A common shares of Warner Chilcott Limited were cancelled;

2.	Warner Chilcott Limited issued 100 Class A common shares to Warner Chilcott plc (which constituted all of Warner Chilcott Limited’s issued shares at such time);

3.	Warner Chilcott plc issued ordinary shares on a one-for-one basis to the holders of Warner Chilcott Limited Class A common shares that had been cancelled, resulting in the issuance of 251,315,682 ordinary shares in the aggregate; and

4.	all previously outstanding ordinary shares of Warner Chilcott plc, which prior to the Transaction Time were held by Warner Chilcott Limited and its nominees, were acquired by Warner Chilcott plc and then cancelled, in accordance with a resolution passed by Warner Chilcott Limited and such nominees.

Prior to the Transaction, the Warner Chilcott Limited Class A common shares were listed on the NASDAQ Stock Exchange (the “NASDAQ”) under the symbol “WCRX” and registered under Section 12(b) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). In connection with the Transaction, Warner Chilcott Limited expects to file with the SEC an application on Form 25 to strike the Warner Chilcott Limited Class A common shares from listing on NASDAQ and from registration under Section 12(b) of the Exchange Act. Warner Chilcott Limited also expects to file a Form 15 with the SEC to terminate the registration of the Warner Chilcott Limited Class A common shares under Section 12(g) of the Exchange Act and to suspend its duty under Section 15(d) of the Exchange Act to file reports required by Section 13(a) of the Exchange Act with respect to the Warner Chilcott Limited Class A common shares.

The Warner Chilcott plc ordinary shares are deemed registered under Section 12(b) of the Exchange Act pursuant to

Rule 12g-3(a) under the Exchange Act. The Warner Chilcott plc ordinary shares began trading on the NASDAQ under the symbol “WCRX,” the same symbol under which the Warner Chilcott Limited Class A common shares previously traded, on August 21, 2009.

Under Irish law, Warner Chilcott plc requires “distributable reserves” in its unconsolidated balance sheet prepared in accordance with the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) to enable it to make distributions (including the payment of cash dividends) to its shareholders, or to redeem or buy back shares. Immediately following implementation of the Transaction, the unconsolidated balance sheet of Warner Chilcott plc did not contain any distributable reserves. Warner Chilcott plc is seeking to create distributable reserves, which requires the approval of the Irish High Court.

Item 1.01 Entry into a Material Definitive Agreement.

Indemnification Agreements

The information under the heading “Indemnification Agreements” in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Assumption of Employee Stock and Incentive Compensation Plans and Awards

On August 20, 2009, Warner Chilcott plc entered into a Deed Poll of Assumption (the “EIP Deed Poll”) relating to the Warner Chilcott Equity Incentive Plan (as amended and restated, the “Equity Incentive Plan”), pursuant to which Warner Chilcott plc formally adopted the Equity Incentive Plan, including Warner Chilcott Limited’s existing obligations in connection with awards granted thereunder. The EIP Deed Poll provides that Warner Chilcott plc will undertake and discharge all of the rights and obligations previously discharged by Warner Chilcott Limited under the Equity Incentive Plan and exercise all of the powers previously exercised by Warner Chilcott Limited pursuant to the terms of the Equity Incentive Plan. All outstanding Warner Chilcott Limited equity awards issued under the Equity Incentive Plan on or before August 20, 2009 remain subject to the same terms and conditions as in effect immediately prior to their assumption by Warner Chilcott plc, except that upon the vesting or exercising of those awards, Warner Chilcott plc ordinary shares shall be issuable in lieu of Warner Chilcott Limited Class A common shares. Similarly, ordinary shares of Warner Chilcott plc, rather than Class A common shares of Warner Chilcott Limited, shall be issued, held available or used as appropriate to give effect to purchases made under the Equity Incentive Plan. A copy of the EIP Deed Poll is filed herewith as Exhibit 10.3 and incorporated into this Item 1.01 by reference, and the foregoing summary of the EIP Deed Poll is qualified in its entirety by reference to Exhibit 10.3.

On August 20, 2009, Warner Chilcott plc also entered into a Deed Poll of Assumption (the “MIP Deed Poll”) relating to the Warner Chilcott Management Incentive Plan (as amended and restated, the “Management Incentive Plan”), pursuant to which Warner Chilcott plc formally adopted the Management Incentive Plan, including Warner Chilcott Limited’s existing obligations in connection with awards granted thereunder. The MIP Deed Poll provides that Warner Chilcott plc will undertake and discharge all of the rights and obligations previously discharged by Warner Chilcott Limited under the Management Incentive Plan and exercise all of the powers previously exercised by Warner Chilcott Limited pursuant to the terms of the Management Incentive Plan. All outstanding Warner Chilcott Limited awards issued under the Management Incentive Plan on or before August 20, 2009 remain subject to the same terms and conditions as in effect immediately prior to their assumption by Warner Chilcott plc. A copy of the MIP Deed Poll is filed herewith as Exhibit 10.4 and incorporated into this Item 1.01 by reference, and the foregoing summary of the MIP Deed Poll is qualified in its entirety by reference to Exhibit 10.4.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under the heading “Supplemental Indenture” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On August 20, 2009, pursuant to the Transaction, each holder of Class A common shares of Warner Chilcott Limited, par value $0.01 per share, outstanding immediately before the Transaction Time received one ordinary share of Warner Chilcott plc, par value $0.01 per share, on a one for one basis in respect of such outstanding Warner Chilcott Limited Class A common shares.

In connection with the Transaction, Warner Chilcott plc issued a total of 251,315,682 Warner Chilcott plc ordinary shares to the holders of Warner Chilcott Limited Class A common shares immediately prior to the Transaction Time. The terms and conditions of the issuance and exchange of the securities were sanctioned by the Supreme Court of Bermuda, after a hearing upon the fairness of such terms and conditions at which all Warner Chilcott Limited shareholders had a right to appear and of which adequate notice had been given. The issuance was exempt from the registration requirements of the Securities Act of 1933 (as amended, the “Securities Act”), by virtue of Section 3(a)(10) of the Securities Act.

Item 3.03. Material Modification to Rights of Security Holders

The information included under Item 5.03 and under the heading “Description of Warner Chilcott plc Share Capital” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.01. Changes in Control of Registrant.

The information above under the heading “Completion of the Transaction” of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors and Officers

As of August 20, 2009, following completion of the Transaction, the directors and executive officers of Warner Chilcott Limited immediately prior to the completion of the Transaction became the directors and executive officers of Warner Chilcott plc. Warner Chilcott plc’s Class I directors will be subject to reelection at the 2010 annual general meeting of Warner Chilcott plc, Warner Chilcott plc’s Class II directors will be subject to reelection at the 2011 annual general meeting of Warner Chilcott plc and Warner Chilcott plc’s Class III directors will be subject to reelection at the 2012 annual general meeting of Warner Chilcott plc. In addition, as of August 20, 2009, following completion of the Transaction, Warner Chilcott plc replicated the committees that previously were in place for Warner Chilcott Limited, which include a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. Upon the effectiveness of the Transaction, Patrick J. O’Sullivan replaced John A. King as a member of the Audit Committee.

Indemnification Agreements

Warner Chilcott Limited and Warner Chilcott plc have entered into indemnification agreements (the “Indemnification Agreements”) with each of the directors of Warner Chilcott plc and its Secretary that provide that Warner Chilcott Limited will indemnify the indemnitee against claims related to such indemnitee’s service to Warner Chilcott plc, and against claims related to such indemnitee’s service to Warner Chilcott Limited, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee (x) for an accounting of profits made from the purchase or sale by such indemnitee of securities of Warner Chilcott plc, or Warner Chilcott Limited, as applicable, pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of state statutory or common law or (y) for reimbursement to Warner Chilcott plc, or Warner Chilcott Limited, as applicable, of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of Warner Chilcott plc, or Warner Chilcott Limited, as applicable, as required under the Exchange Act; (ii) in certain circumstances, in respect of any action, suit or proceeding initiated by the indemnitee against Warner Chilcott plc, Warner Chilcott Limited or any of their respective subsidiaries, directors, officers, employees, agents or other indemnities; (iii) in respect of any proceeding brought by Warner Chilcott plc, Warner Chilcott Limited or any of their respective subsidiaries against such indemnitee; (iv) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; (v) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The Indemnification Agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy within five business days of a request of the insurer, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the Indemnification Agreements. Any appropriate person or body consisting of a member or members of the board of directors of Warner Chilcott plc or any other person or body appointed by the board of directors of Warner Chilcott plc who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel, may preclude an indemnification payment or expense advance under the Indemnification Agreements if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Indemnification Agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows Warner Chilcott plc to indemnify such indemnitee under its articles of association as then in effect, Warner Chilcott plc will reimburse Warner Chilcott Limited for any related indemnification payments or expense advancements.

A copy of the form of Indemnification Agreement is filed herewith as Exhibit 10.5 and incorporated into this Item 5.02 by reference, and the foregoing summary of the Indemnification Agreements is qualified in its entirety by reference to Exhibit 10.5.

Employee Stock and Incentive Compensation Plans and Awards

In connection with the Transaction, effective as of August 20, 2009, the Equity Incentive Plan was amended to provide (1) that ordinary shares of Warner Chilcott plc will be issued, held available or used to measure benefits as appropriate under the Equity Incentive Plan, in lieu of shares of Warner Chilcott Limited, including upon exercise of any options or upon the vesting of restricted shares previously issued under the Equity Incentive Plan; and (2) for the appropriate substitution of Warner Chilcott plc for Warner Chilcott Limited. In addition, the Management Incentive Plan was amended for the appropriate substitution of Warner Chilcott plc for Warner Chilcott Limited.

Copies of the Equity Incentive Plan and the Management Incentive Plan are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated into this Item 5.02 by reference, and the foregoing summary of the Equity Incentive Plan and the Management Incentive Plan is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

The information under the heading “Assumption of Employee Stock and Incentive Compensation Plans and Awards” in Item 1.01 of this Current Report on Form 8-K is also incorporated into this Item 5.02 by reference.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information under the heading “Completion of the Transaction” in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 5.03 by reference. In connection with the Transaction, effective as of August 20, 2009, Warner Chilcott plc adopted its memorandum and articles of association. The description of the terms of Warner Chilcott plc’s memorandum and articles of association and comparison thereof to the terms of Warner Chilcott Limited’s memorandum of association and bye-laws included under the headings “Description of Warner Chilcott plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” in Warner Chilcott Limited’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2009 (the “Proxy Statement”) are incorporated into this Item 5.03 by reference. Copies of Warner Chilcott plc’s memorandum and articles of association are filed herewith as Exhibit 3.1 and incorporated into this Item 5.03 by reference, and the foregoing information is qualified in its entirety by reference to Exhibit 3.1.

Item 8.01. Other Events.

Completion of the Transaction

On August 21, 2009, Warner Chilcott plc issued a press release announcing the completion of the Transaction. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Supplemental Indenture

The Indenture, dated as of January 18, 2005, relating to the 8.75% Senior Subordinated Notes due 2015 (“Notes”) by and among Warner Chilcott Limited, Warner Chilcott Corporation, Warner Chilcott Holdings Company III, Limited (“Holdings”), Warner Chilcott Intermediate (Luxembourg) S.à r.l. (“Luxco”), WC Luxco S.à r.l. (“WC Luxco”), WC Pharmaceuticals I Limited, Warner Chilcott Company, LLC, Warner Chilcott (US), LLC and Wells Fargo Bank, National Association, as the Trustee (the “Indenture”) requires that Holdings provide to holders of the Notes the information required to be contained on Form 10-K, Form 10-Q and Form 8-K under the Exchange Act. In 2006, following the initial public offering of Warner Chilcott Limited, Warner Chilcott Limited entered into a supplemental indenture (the “First Supplemental Indenture”) to the Indenture to provide that it would guarantee the Notes. Under the Indenture as amended by the First Supplemental Indenture, under certain circumstances Warner Chilcott Limited may satisfy Holdings’ reporting obligations under the Indenture.

On August 20, 2009, upon completion of the Transaction, Warner Chilcott plc became the ultimate holding company of the Warner Chilcott group. The ordinary shares of Warner Chilcott plc are now deemed registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) under the Exchange Act. As a result of such registration, Warner Chilcott plc will be obligated under the Exchange Act to file with the SEC reports on Form 10-K, Form 10-Q and Form 8-K.

On August 20, 2009, immediately following the Transaction Time, Warner Chilcott plc, Warner Chilcott Corporation, Holdings, Luxco, WC Luxco, WC Pharmaceuticals I Limited, Warner Chilcott Company, LLC, Warner Chilcott (US), LLC and Wells Fargo Bank, National Association, as the Trustee, entered into the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) to the Indenture, pursuant to which Warner Chilcott plc became an additional guarantor under the Indenture. The Fourth Supplemental Indenture also amended Section 4.17 of the Indenture to provide that Holdings’ obligations to furnish the information required to be contained on Form 10-K, Form 10-Q and Form 8-K to holders of the Notes may be satisfied for so long as Warner Chilcott Limited (or, following effectiveness of the Transaction, Warner Chilcott plc) is a guarantor of the Notes, has no material assets, liabilities or operations other than its direct or indirect ownership of Holdings and its guarantee of any debt of Holdings or any of the Subsidiaries (as defined under the Indenture) and has a reporting obligation under Section 13 or Section 15(d) of the Exchange Act, if Warner Chilcott Limited or Warner Chilcott plc files with the SEC the reports set forth in the Indenture and includes in a note to its financial statements included in such reports the condensed consolidating financial information specified by Rule 3-10 of Regulation S-X.

Also, on August 20, 2009, immediately following the Transaction Time, Warner Chilcott Limited, Warner Chilcott Corporation and Wells Fargo Bank, National Association, as Trustee entered into a Release of Guarantee (the “Release of Guarantee”), pursuant to which Warner Chilcott Limited’s guarantee of the Notes was released in accordance with Section 11.05(a)(1)(f) of the Indenture.

Holders of the Notes should be aware that Warner Chilcott plc has agreed to guarantee the Notes solely to eliminate having two companies in the same consolidated group file reports with the SEC that contain materially identical information and that Warner Chilcott plc has no material assets or operations other than its ownership of Warner Chilcott Limited and that it may, at any time, request the release of its guarantee of the Notes. Accordingly, holders of the Notes should not consider the guarantee of the Notes by Warner Chilcott plc to add to or change the financial credit represented by the guarantors of the Notes.

The Fourth Supplemental Indenture is filed herewith as Exhibit 4.1, and incorporated into this Item 8.01 by reference, and the foregoing summary of the Fourth Supplemental Indenture is qualified in its entirety by reference to Exhibit 4.1. The Release of Guarantee is filed herewith as Exhibit 4.2, and incorporated into this Item 8.01 by reference, and the foregoing summary of the Release of Guarantee is qualified in its entirety by reference to Exhibit 4.2.

Amendments to Shareholders Agreements

On August 20, 2009, Warner Chilcott plc, Warner Chilcott Limited and the other parties to the Amended and Restated Shareholders Agreement, dated as of March 31, 2005, by and among Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (as amended, the “Sponsors Shareholders Agreement”), entered into the second amendment to the Shareholders Agreement (the “Sponsors Shareholders Agreement Amendment”). Also on August 20, 2009, Warner Chilcott plc, Warner Chilcott Limited and the other parties to the Management Shareholders Agreement, dated as of March 28, 2005, by and among Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein (as amended, the “Management Shareholders Agreement” and, together with the Sponsors Shareholders Agreement, the “Shareholders Agreements”) entered into the second amendment to the Management Shareholders Agreement (the “Management Shareholders Agreement Amendment” and, together with the Sponsors Shareholders Agreement Amendment, the “Shareholders Agreements Amendments”). Pursuant to the Shareholders Agreements Amendments, Warner Chilcott Limited assigned all of its rights and obligations under the Shareholders Agreements to Warner Chilcott plc.

The Sponsors Shareholders Agreement Amendment is filed herewith as Exhibit 4.3, and incorporated into this Item 8.01 by reference, and the foregoing summary of the Sponsors Shareholders Agreement Amendment is qualified in its entirety by reference to Exhibit 4.3. The Management Shareholders Agreement Amendment is filed herewith as Exhibit 4.4, and incorporated into this Item 8.01 by reference, and the foregoing summary of the Management Shareholders Agreement Amendment is qualified in its entirety by reference to Exhibit 4.4.

DESCRIPTION OF WARNER CHILCOTT PLC SHARE CAPITAL

Set forth below is a description of the share capital of Warner Chilcott plc. For purposes of the following, references to “we,” “our,” “Warner Chilcott” or the “Company” refer to Warner Chilcott plc. The following description of Warner Chilcott plc’s share capital is a summary. This summary is not complete and is qualified in its entirety by reference to Warner Chilcott plc’s memorandum and articles of association, copies of which are filed herewith as Exhibit 3.1 and incorporated into this Item 8.01 by reference, and to the Irish Companies Acts. We encourage you to read those documents and laws carefully.

Capital Structure

Authorized Share Capital. The authorized share capital of Warner Chilcott plc is €40,000 and $6,000,000, divided into 40,000 ordinary shares with a par value of €l per share, 500,000,000 ordinary shares with a par value of $0.01 per share and 100,000,000 preferred shares with a par value of $0.01 per share. The authorized share capital includes 40,000 ordinary shares with a par value of €1 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

Warner Chilcott plc may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association. Following the Transaction, Warner Chilcott plc issued approximately $2,513,000 of its authorized share capital of $6,000,000, with such issued share capital comprised of approximately 251.3 million ordinary shares with a par value of $0.01 each. This means that Warner Chilcott plc is able to issue further shares with a total nominal value of approximately $3,487,000, comprised of approximately 248.7 million ordinary shares with a nominal value of $0.01 each and 100,000,000 preferred shares with a nominal value of $0.01 each (as well as 40,000 ordinary shares with a par value of €1 per share). In connection with the Transaction, Warner Chilcott plc also assumed Warner Chilcott Limited’s existing obligations to deliver shares under the Equity Incentive Plan pursuant to the terms thereof.

As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Warner Chilcott plc authorize the board of directors of Warner Chilcott plc to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of Warner Chilcott plc’s incorporation.

The authorized share capital may be increased or reduced by way of an ordinary resolution of Warner Chilcott plc’s shareholders. The shares comprising the authorized share capital of Warner Chilcott plc may be divided into shares of such par value as the resolution shall prescribe.

The rights and restrictions to which the ordinary shares are subject are prescribed in Warner Chilcott plc’s articles of association. Warner Chilcott plc’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Warner Chilcott plc. Preferred shares may be preferred as to dividends, rights on a winding up or voting in such manner as the directors of Warner Chilcott plc may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Warner Chilcott plc, and may be convertible into or exchangeable for shares of any other class or classes of Warner Chilcott plc, depending on the terms of such preferred shares.

Issued Share Capital. Immediately prior to the Transaction, the issued share capital of Warner Chilcott plc was €40,000, comprised of 40,000 ordinary shares with a par value of €l per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by Warner Chilcott plc and was then cancelled by Warner Chilcott plc. Warner Chilcott plc then issued approximately 251.3 million ordinary shares with a par value of $0.01 each. All shares issued on completion of the Transaction were issued as fully paid up.

Preemption Rights, Share Warrants and Share Options

Certain statutory preemption rights apply automatically in favor of Warner Chilcott plc’s shareholders where shares in Warner Chilcott plc are to be issued for cash. However, Warner Chilcott plc has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires that this opt-out be renewed every five years by a special resolution of the shareholders, Warner Chilcott plc’s articles of association provide that this opt-out will expire five years from the date of Warner Chilcott plc’s incorporation. A special resolution requires not less than 75% of the votes of Warner Chilcott plc’s shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Warner Chilcott plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

The articles of association of Warner Chilcott plc provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Warner Chilcott plc is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Thus, the board may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Warner Chilcott plc, less accumulated realized losses of Warner Chilcott plc. In addition, no distribution or dividend may be made unless the net assets of Warner Chilcott plc are equal to, or in excess of, the aggregate of Warner Chilcott plc’s called up share capital plus undistributable reserves and the distribution does not reduce Warner Chilcott plc’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Warner Chilcott plc’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Warner Chilcott plc’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Warner Chilcott plc has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Warner Chilcott plc. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts which give a “true and fair view” of Warner Chilcott plc’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although Warner Chilcott plc does not have any distributable reserves at this time, it is taking steps to create such distributable reserves.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of Warner Chilcott plc. Warner Chilcott plc’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Warner Chilcott plc without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of Warner Chilcott plc may deduct from any dividend payable to any shareholder all sums of money (if any) payable by such shareholder to Warner Chilcott plc in relation to the shares of Warner Chilcott plc.

The directors of Warner Chilcott plc are also entitled to issue shares with preferred rights to participate in dividends declared by Warner Chilcott plc. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases and Redemptions

Overview

Article 3(d) of Warner Chilcott plc’s articles of association provides that any ordinary share which Warner Chilcott plc has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Warner Chilcott plc will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Warner Chilcott plc.” If the articles of association of Warner Chilcott plc did not contain Article 3(d), repurchases by Warner Chilcott plc would be subject to many of the same rules that apply to purchases of Warner Chilcott plc shares by subsidiaries described below under “—Purchases by Subsidiaries of Warner Chilcott plc,” including the shareholder approval requirements described below and the requirement that any market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this Current Report on Form 8-K to repurchasing or buying back ordinary shares of Warner Chilcott plc, we are referring to the redemption of ordinary shares by Warner Chilcott plc pursuant to Article 3(d) of the articles of association or the purchase of ordinary shares of Warner Chilcott plc by a subsidiary of Warner Chilcott plc, in each case in accordance with the Warner Chilcott plc articles of association and Irish company law as described below.

Repurchases and Redemptions by Warner Chilcott plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. Although Warner Chilcott plc does not have any distributable reserves at this time, it is taking steps to create such distributable reserves. The issue of redeemable shares may only be made by Warner Chilcott plc where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Warner Chilcott plc. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may be, upon redemption, cancelled or held in treasury. Shareholder approval will not be required to redeem Warner Chilcott plc shares.

The board of directors of Warner Chilcott plc also is entitled to issue preferred shares which may be redeemed at the option of either Warner Chilcott plc or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” above for additional information on redeemable preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Warner Chilcott plc at any time must not exceed 10% of the nominal value of the issued share capital of Warner Chilcott plc. While Warner Chilcott plc holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Warner Chilcott plc or re-issued subject to certain conditions.

Purchases by Subsidiaries of Warner Chilcott plc

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to make either market or non-market purchases of shares of Warner Chilcott plc. A general authority of the shareholders of Warner Chilcott plc is required to allow a subsidiary of Warner Chilcott plc to make market purchases of Warner Chilcott plc shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of Warner Chilcott plc shares is required. Warner Chilcott Limited and the nominee shareholders of Warner Chilcott plc adopted a resolution prior to the Transaction Time to permit subsidiaries to make market purchases of Warner Chilcott plc shares from the later of (a) the Transaction Time and (b) the date on which the NASDAQ becomes a recognized stock exchange for this purpose. This authority will expire at the 2010 annual general meeting. Warner Chilcott plc may seek the renewal of such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of Warner Chilcott plc in 2010 and at subsequent annual general meetings. In order for a subsidiary of Warner Chilcott plc to make a market purchase of Warner Chilcott plc’s shares, such shares must be purchased on a “recognized stock exchange.” The NASDAQ, on which the shares of Warner Chilcott plc became listed following the Transaction, is not currently specified as a recognized stock exchange for this purpose by Irish company law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add the NASDAQ to the list of recognized stock exchanges.

For a non-market purchase by a subsidiary of Warner Chilcott plc, the proposed purchase contract must be authorized by special resolution of the shareholders of Warner Chilcott plc before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Warner Chilcott plc.

The number of shares held by the subsidiaries of Warner Chilcott plc at any time will count as treasury shares for the purposes of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Warner Chilcott plc. While a subsidiary holds shares of Warner Chilcott plc, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Warner Chilcott plc must be funded out of distributable reserves of the subsidiary.

Bonus Shares

Under Warner Chilcott plc’s articles of association, the board may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of Warner Chilcott plc for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its articles of association, Warner Chilcott plc may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

Warner Chilcott plc may, by ordinary resolution, reduce its authorized share capital in any way. Warner Chilcott plc also may, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel its issued share capital in any way.

General Meetings of Shareholders

Warner Chilcott plc is required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Warner Chilcott plc’s fiscal year-end. The first annual general meeting of Warner Chilcott plc may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, Warner Chilcott plc’s articles of association include a provision reflecting this requirement of Irish law.

Extraordinary general meetings of Warner Chilcott plc may be convened (i) by the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Warner Chilcott plc carrying voting rights or (iii) on requisition of Warner Chilcott plc’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Warner Chilcott plc as may be required from time to time.

Notice of a general meeting must be given to all shareholders of Warner Chilcott plc and to the auditors of Warner Chilcott plc. The minimum notice periods are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice, but only with the consent of the auditors of Warner Chilcott plc and all of the shareholders entitled to attend and vote thereat. Because of the 21-day and 14-day requirements described in this paragraph, Warner Chilcott plc’s articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by shareholders of Warner Chilcott plc, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Warner

Chilcott plc’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. Each director serves a three-year term, with the expiration of such three year terms staggered according to class.

If the directors become aware that the net assets of Warner Chilcott plc are half or less of the amount of Warner Chilcott plc’s called-up share capital, the directors of Warner Chilcott plc must convene an extraordinary general meeting of Warner Chilcott plc’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a poll is demanded at a general meeting, every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights on a poll may be exercised by shareholders registered in Warner Chilcott plc’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Warner Chilcott plc’s articles of association. The articles of association of Warner Chilcott plc permit shareholders to electronically notify Warner Chilcott plc of the appointment of proxies.

Warner Chilcott plc’s articles of association provide that all resolutions shall be decided by a show of hands unless a poll is demanded by: the chairman; at least three shareholders present in person or represented by proxy; any shareholder or shareholders present in person or represented by proxy and holding between them not less than 10% of the total voting rights of all the members having the right to vote at such meeting; or a shareholder or shareholders present in person or represented by proxy holding shares in the company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all such shares conferring such right. Each Warner Chilcott plc ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.

In accordance with the articles of association of Warner Chilcott plc, the directors of Warner Chilcott plc may from time to time cause Warner Chilcott plc to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares and shares held by subsidiaries of Warner Chilcott plc will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Warner Chilcott plc’s shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Warner Chilcott plc’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of Warner Chilcott plc;

•	Amending the articles of association of Warner Chilcott plc;

•	Approving the change of name of Warner Chilcott plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or related person;

•	Opting out of the preemption rights on the issuance of new shares;

•	Re-registration of Warner Chilcott plc from a public limited company to a private company;

•	Variation of class rights attaching to classes of shares;

•	Non-market purchasing of own shares;

•	Reduction of share capital;

•	Resolving that Warner Chilcott plc be wound up by the Irish courts;

•	Resolving in favor of a shareholder’s voluntary winding-up;

•	Re-designation of shares into different share classes; and

•	Setting the re-issue price of treasury shares.

A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme.

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of shares of Warner Chilcott plc is addressed in the articles of association of Warner Chilcott plc as well as the Irish Companies Acts. Any variation of class rights attaching to the issued shares of Warner Chilcott plc must be approved by a special resolution of the shareholders of the class affected.

Quorum for General Meetings

The presence of at least two persons present in person and representing, in person or by proxy, more than 50% in voting rights of Warner Chilcott plc’s shares constitutes a quorum for the conduct of business. No business may take place at a general meeting of Warner Chilcott plc if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of Warner Chilcott plc. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (1) receive a copy of the memorandum and articles of association of Warner Chilcott plc and any act of the Irish Government which alters the memorandum of association of Warner Chilcott plc; (2) inspect and obtain copies of the minutes of general meetings and resolutions of Warner Chilcott plc; (3) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Warner Chilcott plc; (4) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (5) receive balance sheets of a subsidiary company of Warner Chilcott plc which have previously been sent to shareholders prior to an annual general meeting during the preceding ten years. The auditors of Warner Chilcott plc will also have the right to inspect all books, records and vouchers of Warner Chilcott plc. The auditors’ report must be circulated to the shareholders with Warner Chilcott plc’s IFRS Financial Statements 21 days before the annual general meeting and must be read to the shareholders at Warner Chilcott plc’s annual general meeting. Warner Chilcott plc will only provide IFRS Financial Statements if required by Irish law.

Acquisitions and Appraisal Rights

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of: (1) 75% of the voting shareholders by value, and (2) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of the shares of Warner Chilcott plc. Where the holders of 80% or more of Warner Chilcott plc’s shares have accepted an offer for their shares in Warner Chilcott plc, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Warner Chilcott plc were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“E.U.”), this threshold would be increased to 90%; and

(c)	it is also possible for Warner Chilcott plc to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Warner Chilcott plc is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to Warner Chilcott plc’s shareholders is not all in the form of cash, Warner Chilcott plc’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. A shareholder of Warner Chilcott plc must therefore make such a notification to Warner Chilcott plc if, as a result of a transaction, the shareholder will be interested in 5% or more of the shares of Warner Chilcott plc; or, if as a result of a transaction, a shareholder who was interested in more than 5% of the shares of Warner Chilcott plc ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Warner Chilcott plc, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Warner Chilcott plc. The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of Warner Chilcott plc’s share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Warner Chilcott plc within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Warner Chilcott plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Warner Chilcott plc, under the Irish Companies Acts, may by notice in writing require a person whom Warner Chilcott plc knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Warner Chilcott plc’s relevant share capital to: (a) indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in the shares of Warner Chilcott plc, to give such further information as may be required by Warner Chilcott plc including particulars of such person’s own past or present interests in shares of Warner Chilcott plc. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Warner Chilcott plc on a person who is or was interested in shares of Warner Chilcott plc and that person fails to give Warner Chilcott plc any information required within the reasonable time specified, Warner Chilcott plc may apply to court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from Warner Chilcott plc on those shares, whether in respect of capital or otherwise.

Where the shares in Warner Chilcott plc are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

In addition to the statutory rights set out above, Warner Chilcott plc’s articles of association allow its directors to suspend the voting rights attaching to the relevant shares without recourse to the courts where a disclosure notice has not been complied with. Where the disclosure notice that has not been complied with relates to at least 0.25 per cent of the nominal value of all the issued shares of that class, the articles of association also permit the directors to take the following action without recourse to the courts:

(a)	dividends and other distributions payable on those shares may be suspended;

(b)	the directors may decline to register transfers of those shares until the disclosure notice has been complied with or the directors are satisfied that they have been provided with the details of the beneficial owner of the shares or the shares have been transferred on a stock market where the shares are normally traded or are acquired by a person unconnected to the persons believed to have been interested in the shares.

It is within the directors’ general discretion to end the suspension of rights imposed pursuant to these powers under the articles of association.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law, and shareholder approval may be required under Irish law to implement such a plan. In addition, such a plan would be subject to the Irish Takeover Rules described below.

Subject to the Irish Takeover Rules described below, the board has power to issue any authorized and unissued shares of Warner Chilcott plc on such terms and conditions as it may determine (as described above under “—Capital Structure—Authorized Share Capital”) and any such action should be taken in the best interests of Warner Chilcott plc. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Warner Chilcott plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Warner Chilcott plc, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Warner Chilcott plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire ordinary shares of Warner Chilcott plc within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Warner Chilcott plc ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of Warner Chilcott plc (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Warner Chilcott plc or (ii) at any time after the commencement of the offer period, then the offer shall be in cash (or accompanied by a full cash alternative) and the price per Warner Chilcott plc ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Warner Chilcott plc in the 12-month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Warner Chilcott plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Warner Chilcott plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Warner Chilcott plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of Warner Chilcott plc is not permitted to take any action which might frustrate an offer for the shares of Warner Chilcott plc once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by Warner Chilcott plc’s shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “—Preemption Rights, Share Warrants and Share Options” and “—Disclosure of Interests in Shares,” in addition to “—Corporate Governance,” “—Election of Directors,” “—Vacancies on Board of Directors,” “—Removal of Directors,” “—Shareholder Consent to Action Without Meeting,” “—Director Nominations; Proposals of Shareholders” and “—Amendment of Governing Documents” below.

Corporate Governance

The articles of association of Warner Chilcott plc delegate the day-to-day management of Warner Chilcott plc to the board of directors. The board of directors may then delegate management of Warner Chilcott plc to committees, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Warner Chilcott plc. In connection with the Transaction, Warner Chilcott plc replicated the committees that previously were in place for Warner Chilcott Limited, which include a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. In addition, Warner Chilcott plc adopted Warner Chilcott Limited’s Code of Business Conduct and Ethics. Upon the effectiveness of the Transaction, Patrick J. O’Sullivan replaced John A. King as a member of the Audit Committee.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of the newly-formed Irish company is Warner Chilcott public limited company. Warner Chilcott plc was incorporated in Ireland as a public limited company on June 2, 2009 with company registration number 471506. Warner Chilcott plc’s fiscal year ends on December 31 and Warner Chilcott plc’s registered address is Unit 19, Ardee Business Park, Hale Street, Ardee, Co. Louth, Ireland.

Duration; Dissolution; Rights upon Liquidation

Warner Chilcott plc’s duration is unlimited. Warner Chilcott plc may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, the consent of not less than 75% of the shareholders of Warner Chilcott plc is required. Warner Chilcott plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Warner Chilcott plc has failed to file certain returns.

The rights of the shareholders to a return of Warner Chilcott plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Warner Chilcott plc’s articles of association or the terms of any preferred shares issued by the directors of Warner Chilcott plc from time to time. The holders of any preferred shares in particular may have the right to priority in a dissolution or winding up of Warner Chilcott plc. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Warner Chilcott plc’s articles of association provide that the ordinary shareholders of Warner Chilcott plc are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Certificated and Uncertificated Shares

The shares of Warner Chilcott plc may be represented in either certificated or uncertificated form.

Stock Exchange Listing

Immediately following the Transaction Time, the Warner Chilcott plc ordinary shares were listed on the NASDAQ under the symbol “WCRX,” the same symbol under which the Warner Chilcott Limited shares previously were listed. Warner Chilcott plc does not plan to list its shares on the Irish Stock Exchange at the present time.

No Sinking Fund

The shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares issued in the Transaction were duly and validly issued and fully paid.

Transfer and Registration of Shares

Warner Chilcott plc’s share register is maintained by its Transfer Agent. Registration in this share register is determinative of membership in Warner Chilcott plc. A shareholder of Warner Chilcott plc who holds shares through DTC is not the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in Warner Chilcott plc’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on Warner Chilcott plc’s official share register any transfer of shares (i) from a person who holds such shares outside of DTC to any other person, (ii) from a person who holds such shares through DTC to a person who holds such shares outside of DTC or (iii) from a person who holds such shares through a depository to another person who holds such shares through a depository where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who holds shares outside of DTC to transfer those shares into his or her own broker account at a depository (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Warner Chilcott plc’s official Irish share register.

Warner Chilcott plc’s articles of association delegate to Warner Chilcott plc’s Secretary or an assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the Secretary or an assistant secretary may do if for any reason such instrument is required and has not been lodged with the Company. Warner Chilcott plc may, in its absolute discretion, pay (or cause one of its affiliates to pay) any Irish stamp duty payable in respect of a transfer of shares. Warner Chilcott plc’s articles of association provide that, in the event of any such payment, Warner Chilcott plc (i) may seek reimbursement from the buyer, (ii) will have a lien against the Warner Chilcott plc shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the Irish stamp duty against future dividends on such shares.

The directors may decline to recognize any instrument of transfer unless:

(i)	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, at such place as the directors shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer,

(ii)	the instrument of transfer is in respect of only one class of share, and

(iii)	they are satisfied that all applicable consents, authorizations, permissions or approvals required to be obtained pursuant to any applicable law or agreement prior to such transfer have been obtained or that no such consents, authorizations, permissions or approvals are required.

Election of Directors

The Irish Companies Acts provide for a minimum of two directors. Warner Chilcott plc’s articles of association provide for a minimum of two directors and a maximum of ten directors. The shareholders of Warner Chilcott plc may from time to time increase or reduce the maximum number of directors by ordinary resolution, or increase the minimum number of directors by a special resolution amending the articles of association.

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board. Each director serves a three-year term, with the expiration of such three year terms staggered according to class.

Vacancies on Board of Directors

Warner Chilcott plc’s articles of association provide that the directors shall have the authority to appoint one or more directors to Warner Chilcott plc’s board, subject to the maximum number of directors provided for in the articles of association. A vacancy caused by the removal of a director by shareholders may be filled at the meeting at which the director is removed by resolution of Warner Chilcott plc’s shareholders. If not, it may be filled by the board of directors.

Any director so appointed or elected shall constitute a member of the class of directors represented by the person that was replaced. During any vacancy in the board, the remaining directors shall have full power to act as the board.

Removal of Directors

The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against Warner Chilcott plc in respect of his or her removal.

Duties of the Board of Directors

The directors of Warner Chilcott plc have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of Warner Chilcott plc (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and will be expected to exercise a greater degree of skill and diligence than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. Particular duties also apply to directors of insolvent companies (for example, the directors could be liable to sanctions where they are deemed by the court to have carried on the business of Warner Chilcott plc while insolvent, without due regard to the interests of creditors). For public limited companies like Warner Chilcott plc, directors are under a specific duty to ensure that the Secretary is a person with the requisite knowledge and experience to discharge the role.

Indemnification of Directors and Officers; Insurance

Warner Chilcott plc’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of Warner Chilcott plc. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

Upon the completion of the Transaction, Warner Chilcott Limited and Warner Chilcott plc entered into indemnification agreements with each of the directors of Warner Chilcott plc and its Secretary that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The information under the heading “Indemnification Agreements” in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 8.01 by reference.

The directors of Warner Chilcott plc may on a case-by-case basis decide at their discretion that it is in the best interest of Warner Chilcott plc to indemnify an individual director from any liability arising from his or her position as a director of Warner Chilcott plc. However, this discretion must be exercised bona fide in the best interests of Warner Chilcott plc as a whole.

In addition, Warner Chilcott plc’s articles of association provide that, as far as is permissible under the Irish Companies Acts, Warner Chilcott plc shall indemnify any executive officer of Warner Chilcott plc (excluding the Secretary) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer. This indemnity does not extend to any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to Warner Chilcott plc, or (b) such person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of Warner Chilcott plc.

Warner Chilcott plc has taken out directors and officers liability insurance, as well as other types of insurance, for its directors and officers.

Limitation on Director Liability

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Conflicts of Interest

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a contract or a proposed contract with Warner Chilcott plc are required to declare the nature of their interest at a meeting of the directors of Warner Chilcott plc. Warner Chilcott plc is required to maintain a register of such declared interests which must be available for inspection by the shareholders.

Warner Chilcott plc’s articles of association provide that a director may hold any other office with Warner Chilcott plc (except that of auditor) and may be paid extra remuneration therefor; a director may act by himself or for his firm in a professional capacity for Warner Chilcott plc and shall be entitled to remuneration therefor; and subject to the provisions of the applicable law, a director may be a party to, or otherwise interested in, any transaction or arrangement with Warner Chilcott plc or in which Warner Chilcott plc is interested. Further, so long as a director declares his interest at the first opportunity at a meeting of the board of directors or by writing to the board of directors, he will not be accountable to Warner Chilcott plc for any benefit he derives from any such arrangements.

Warner Chilcott plc’s articles of association, to the maximum extent permitted under Irish law, renounce any interest or expectancy of Warner Chilcott plc in opportunities that are presented to its officers, directors or shareholders, or their affiliates.

Shareholders’ Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Warner Chilcott plc. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against Warner Chilcott plc would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that the company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:

•	Where an ultra vires or illegal act is perpetrated.

•	Where more than a bare majority is required to ratify the “wrong” complained of.

•	Where the shareholders’ personal rights are infringed.

•	Where a fraud has been perpetrated upon a minority by those in control.

•	Where the justice of the case requires a minority to be permitted to institute proceedings.

The shareholders of Warner Chilcott plc may also bring proceedings against Warner Chilcott plc where the affairs of Warner Chilcott plc are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to the internal management of Warner Chilcott plc. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Shareholder Consent to Action Without Meeting

The Irish Companies Acts provide that shareholders may approve an ordinary or special resolution of shareholders without a meeting if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Warner Chilcott plc’s articles of association do not include provisions permitting shareholders to take action by written resolution.

Record Dates for Shareholder Meetings

Warner Chilcott plc’s articles of association provide that the record date for any general shareholder meeting shall be at least 10 days and at most 60 days prior to the general meeting.

Director Nominations; Proposals of Shareholders

Warner Chilcott plc’s articles of association provide that with respect to general meetings of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be proposed by or at the direction of the board of directors; at the direction of the High Court of Ireland; by shareholders in accordance with the relevant provisions of the Irish Companies Acts or, in respect of annual general meetings only, in accordance with the procedures set forth in the articles of association; or by the chairman of the meeting.

In order to comply with the advance notice procedures of Warner Chilcott plc’s articles of association, a shareholder must give written notice to Warner Chilcott plc’s Secretary on a timely basis. To be timely for an annual general meeting, notice must be received by the Company not less than 120 days nor more than 150 days in advance of the first anniversary of the notice convening Warner Chilcott Limited’s, or Warner Chilcott plc’s, as the case may be, annual general meeting for the prior year.

The notice must include the name and address of the shareholder who intends to make a proposal or nomination and certain affiliates of the shareholder (each, a “Shareholder Associated Person”); the class and number of shares held by the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding with respect to the proposal or nomination between the shareholder and any Shareholder Associated Person; a description of any agreement, arrangement or understanding that has been entered into by or on behalf of the shareholder or any Shareholder Associated Person the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of, such shareholder or Shareholder Associated Person with respect to shares of Warner Chilcott plc; a representation that the shareholder is a record holder of shares of Warner Chilcott plc and is entitled to vote at the shareholder meeting; and a representation of whether the shareholder or the Shareholder Associated Person, if any, intends to deliver a proxy statement or otherwise solicit proxies in favor of the proposal or nomination. In addition, a notice regarding a shareholder proposal must include the text of the proposal, a brief description of the proposed business and the reasons for conducting such business at the meeting. With respect to a shareholder nomination, Warner Chilcott plc may require the proposed nominee to furnish additional information to determine the eligibility of the proposed nominee to serve as a director.

The chairman of the meeting may refuse to transact any business or may disregard nomination of any person if a shareholder fails to comply with the foregoing procedures.

Additionally, the Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—General Meetings of Shareholders.”

Adjournment of Shareholder Meetings

Warner Chilcott plc’s articles of association provide that the chairman of any shareholder meeting may, with the consent of a majority of votes cast by the shareholders present and voting on an adjournment proposal at a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place. No business shall be conducted at any adjourned meeting other than business which might have been transacted at the meeting from which the adjournment took place. Any meeting duly called at which a quorum is not present shall be adjourned and Warner Chilcott plc shall provide notice pursuant to Warner Chilcott plc’s articles of association.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution.

Enforcement of Civil Liabilities against Foreign Persons

Warner Chilcott plc has been advised by its Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit Number	Description
	3.1	Memorandum and Articles of Association of Warner Chilcott plc

	4.1	Fourth Supplemental Indenture, dated as of August 20, 2009, among Warner Chilcott plc, Warner Chilcott Corporation, Warner Chilcott Holdings Company III, Limited, Warner Chilcott Intermediate (Luxembourg) S.à r.l., WC Luxco S.à r.l., WC Pharmaceuticals I Limited, Warner Chilcott Company, LLC, Warner Chilcott (US), LLC and Wells Fargo Bank, National Association, as the Trustee

	4.2	Release of Guarantee, dated as of August 20, 2009, among Warner Chilcott Limited, Warner Chilcott Corporation and Wells Fargo Bank, National Association, as the Trustee

	4.3	Second Amendment to the Amended and Restated Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein to the Amended and Restated Management Shareholders Agreement, dated as of March 31, 2005

	4.4	Second Amendment to the Amended and Restated Management Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein to the Amended and Restated Management Shareholders Agreement, dated as of March 28, 2005

	4.5	Form of Share Certificate

	10.1	Warner Chilcott Equity Incentive Plan

	10.2	Warner Chilcott Management Incentive Plan

	10.3	Deed Poll of Assumption relating to Equity Incentive Plan, dated as of August 20, 2009

	10.4	Deed Poll of Assumption relating to Management Incentive Plan, dated as of August 20, 2009

	10.5	Form of Indemnification Agreement for directors and Secretary of Warner Chilcott plc

	99.1	Press Release, dated August 21, 2009

	99.2	“Description of Warner Chilcott plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” (Incorporated by reference to the sections so entitled of Warner Chilcott Limited’s Definitive Proxy Statement on Schedule 14A filed on June 26, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PLC

By:	/s/ Paul Herendeen
Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: August 21, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.1	Memorandum and Articles of Association of Warner Chilcott plc

4.1	Fourth Supplemental Indenture, dated as of August 20, 2009, among Warner Chilcott plc, Warner Chilcott Corporation, Warner Chilcott Holdings Company III, Limited, Warner Chilcott Intermediate (Luxembourg) S.à r.l., WC Luxco S.à r.l., WC Pharmaceuticals I Limited, Warner Chilcott Company, LLC, Warner Chilcott (US), LLC and Wells Fargo Bank, National Association, as the Trustee

4.2	Release of Guarantee, dated as of August 20, 2009, among Warner Chilcott Limited, Warner Chilcott Corporation and Wells Fargo Bank, National Association, as the Trustee

4.3	Second Amendment to the Amended and Restated Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein to the Amended and Restated Management Shareholders Agreement, dated as of March 31, 2005

4.4	Second Amendment to the Amended and Restated Management Shareholders Agreement, dated as of August 20, 2009, by and among Warner Chilcott plc, Warner Chilcott Limited (f/k/a Warner Chilcott Holdings Company, Limited), Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited and certain other persons named therein to the Amended and Restated Management Shareholders Agreement, dated as of March 28, 2005

4.5	Form of Share Certificate

10.1	Warner Chilcott Equity Incentive Plan

10.2	Warner Chilcott Management Incentive Plan

10.3	Deed Poll of Assumption relating to Equity Incentive Plan, dated as of August 20, 2009

10.4	Deed Poll of Assumption relating to Management Incentive Plan, dated as of August 20, 2009

10.5	Form of Indemnification Agreement for directors and Secretary of Warner Chilcott plc

99.1	Press Release, dated August 21, 2009

99.2	“Description of Warner Chilcott plc Shares” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” (Incorporated by reference to the sections so entitled of Warner Chilcott Limited’s Definitive Proxy Statement on Schedule 14A filed on June 26, 2009)